Exhibit 10.1

Mohawk Group, Inc.
37 E. 18th St, 7th Fl
New York, NY 10003

Date: March 12, 2020

Dear Mr. Pramod K C,

Mohawk Group, Inc (the “Company”), is super excited to offer you employment with the Company.

Position, Salary and Bonus Target. I am pleased to offer you the position listed below. You will receive an annual salary listed below, subject to periodic review. You are eligible to participate in the Company bonus program; your annual bonus target will be the below percentage. If at any point in your employment, your position / level changes, your annual bonus target may change. Bonuses under the Company bonus program are entirely discretionary, and will not be paid out if you were to leave the Company for any reason or give notice to leave before the bonus payment date. The actual bonus amount could be larger or smaller than this amount, based on your performance and the performance of the Company. Whether a bonus will be awarded in a particular bonus period, and in what amount, is within Mohawk’s sole discretion. Please note that both your salary and bonus eligibility are subject to periodic review and may be modified in Mohawk’s discretion.

Title: Chief Operating Officer

Salary: $307,000.00 (gross) - it being understood and agreed that the portion of salary allocated to your assignment in Shenzhen shall be based on 1,100,000 RMB ($157,500) per year notwithstanding any currency exchange rate fluctuations between USD/RMB and the remaining 149.500 USD be paid by the US entity

Annual Bonus Target: 20% of Salary

Location: Primarily Shenzhen, with occasional periodic travel to headquarters in NYC. You will be required to sign an assignment agreement to be assigned to work in Shenzhen, which will govern the terms and conditions of your work there.

By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary that I have enclosed with this letter.

Equity Award. Subject to the approval of the Board of Directors of Mohawk Group Holdings, Inc. (“MGHI”), you will be granted 75,000 shares of restricted common stock or restricted stock units, of MGHI, at MGHI’s discretion. The award will be subject to the terms and conditions applicable to restricted stock granted under MGHI’s 2018 Equity Incentive Plan, as described in that plan and the applicable stock option agreement, which you will be required to sign. You will vest in 33.3% of the shares on the 12-month anniversary of your vesting commencement date and 1/24th of the remaining shares will vest in monthly installments thereafter during continuous service, as described in the applicable award agreement. You should consult with your own tax advisor concerning the tax risks associated with accepting an award of MGHI’s restricted common stock.

Additional Benefits: In addition to the base, bonus, and equity, the Company will offer additional benefits to support you in your role as follows:

•	Annual Housing: $35,000 per year payable in equal monthly installments
•	Health Insurance: $12,451 payable as necessary to procure health insurance.

If you leave the Company within a year of distribution of these funds, you will be expected to repay the amount prorated for the time employed. If additional compensation is required to be paid to you locally as part of your visa and you continue to receive compensation from other MGHI subsidiaries, your total annual compensation will be adjusted to match your agreed to Salary (i.e. $307,000 stated above).

Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Proprietary Information and Inventions Agreement.

Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term, notwithstanding any other agreements to the contrary including agreements required in connection with procuring an appropriate visa. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer. You agree and acknowledge that your assignment to work in Shenzhen and the fact that your work permit is sponsored by the Company’s Shenzhen entity will not create any employment relationship whatsoever with the Shenzhen entity at any time; rather, your employment relationship is established with the Company in the US and governed by the applicable US law.

Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity, including selling on Amazon, eBay, or other ecommerce platforms, without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

No Conflicts. It is the policy of the Company that employees neither disclose nor use any confidential information from prior employment while employed by the Company. If you have entered into specific non-disclosure agreements, non-compete agreements, non-solicitation agreements, or any other agreements with any previous employer that might affect your eligibility to be employed by us, restrict your freedom to lawfully recruit others to join our team, or otherwise limit the manner in which you may be employed, please provide us with a copy so that we can ensure that both you and the Company will be able to abide by the terms thereof if you are employed by the Company. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. This offer is expressly contingent upon your providing us with these agreements prior to accepting this offer, or the Company waiving this contingency, in its sole discretion.

Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

[Signature Page Follows]

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States as well as your securing a valid work and residence permits to work and reside in Shenzhen. We look forward to having you join the team!

Sincerely,

ACCEPTED AND AGREED:	/s/ Yaniv Sarig_______________ Yaniv Sarig, CEO Mohawk Group, Inc.

/s/ Pramod KC________________________

Name: Pramod K C

Date: 3/12/2020

Anticipated Start Date: 3/12/2020

Attachment A: Proprietary Information and Inventions Agreement

ATTACHMENT A

PROPRIETARY INFORMATION AND
INVENTIONS AGREEMENT

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or consulting (including independent contracting) relationship with Mohawk Group, Inc., a Delaware corporation (the “Company”), the training, contacts and experience that I may receive in connection with such relationship, the compensation paid to me by the Company, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I agree as follows:

Section 1.Definitions

The following terms have the following specified meanings:

“Competing Business” means any business who offers products or services that are directly or indirectly competitive with the products or services of the Company. A Competing Business includes any business pursuing research and development and/or offering products or services in competition with products or services which are, during and at the end of the Term, either (a) produced, marketed, distributed, sourced or otherwise commercially exploited by the Company or (b) in actual or demonstrably anticipated research or development by the Company.

“Confidential Information” means any information related to the business or other affairs of the Company or its affiliates that is not generally available to the public, and that: (a) is conceived, compiled, developed, or discovered by me whether solely or jointly with others, during the Term or (b) is or has been received or otherwise becomes known to me in connection with my employment or consulting relationship. Without limiting the generality of the foregoing, Confidential Information includes information, both written and oral, relating to Inventions and Works, trade secrets and other proprietary information, technical data, products, services, finances, business plans, marketing plans, legal affairs, suppliers, clients, potential clients, prospects, opportunities, contracts or assets of the Company or its affiliates. Confidential Information also includes any information that has been made available to the Company by its clients or other third parties and which the Company is obligated to keep confidential.

“Inventions and Works” means any composition, work of authorship, computer program, product, device, technique, know-how, algorithm, method, design, process, procedure, improvement, discovery or invention, whether or not patentable or copyrightable and whether or not reduced to practice, that is (a) within the scope of the Company’s business, research or investigations, or results from or is suggested by any work performed by me for the Company, and (b) created, conceived, reduced to practice, developed, discovered, invented or made by me during the Term, whether solely or jointly with others, and whether or not while employed by, or in a consulting relationship with, the Company.

“Materials” means any product, prototype, sample, model, document, diskette, tape, picture, drawing, design, recording, report, proposal, paper, note, writing or other tangible item which in whole or in part contains, embodies or manifests, whether in printed, handwritten, coded, magnetic or other form, any Confidential Information or Inventions and Works.

“Person” means any corporation, limited liability company, partnership, trust, association, governmental authority, educational institution, individual or other entity.

“Proprietary Right” means any patent, copyright, trade secret, trademark, trade name, service mark or other protected intellectual property right in any Confidential Information, Inventions and Works, or Material.

“Restricted Period” means the period commencing at the beginning of the Term and ending one (1) year after expiration of the Term.

“Term” means the period from the beginning of my employment or consulting relationship with the Company, whether on a full-time, part-time or consulting basis, through the last day of such employment or consulting relationship.

Section 2.Confidential Information, Inventions and Works, and Materials

2.1Ownership. As between the Company and me, the Company is and will be the sole owner of all Confidential Information, Inventions and Works, Materials and Proprietary Rights. To the extent eligible for such treatment, all Inventions and Works will constitute “works made for hire” under applicable copyright laws.

2.2Assignment. I hereby irrevocably assign and transfer to the Company all right, title and interest that I may now or hereafter have in the Confidential Information, Inventions and Works, Materials and Proprietary Rights, subject to the limitations set forth in the notice below. This assignment and transfer is independent of any obligation or commitment made to me by the Company. Further, I hereby waive any moral rights that I may have in or to any Confidential Information, Inventions and Works, Materials and Proprietary Rights. I will take such action (including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents or the giving of testimony) as may be requested by the Company to evidence, transfer, vest or confirm the Company’s right, title and interest in the Confidential Information, Inventions and Works, Materials and Proprietary Rights, and the license rights described in Section 2.6 below. I agree to keep and maintain adequate and current written records of all Inventions and Proprietary Rights during the Term. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times. I will not contest the validity of any Proprietary Rights or aid or encourage any third party to contest the validity of any Proprietary Right of the Company. If I have any question as to whether any information, an invention, a work, a material or a right qualifies, respectively, as Confidential Information, an Invention, a Work, a Material or a Proprietary Right, I will inform the Company of the nature of such information, invention, work, material or right for the Company’s determination as to whether such information, invention, work, material or right is, respectively, Confidential Information, an Invention, a Work, a Material or a Proprietary Right.

NOTICE: Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate me to assign or offer to assign to the Company any of my rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company. This satisfies the written notice and other requirements of California Labor Code Section 2870 or any other similar state statute that may be applicable in my case.

2.3Company Authority. If the Company is unable for any reason to secure my signature to fulfill the intent of the foregoing paragraph or to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions and Works assigned to the Company above, then I irrevocably appoint the Company and its authorized agents as my agent and attorney in fact, to transfer, vest or confirm the Company’s rights and to execute and file any such applications and to do all other lawful acts to further the prosecution and issuance of letters patent or copyright registrations with the same legal force as if done by me.

2.4Use Restrictions. Except as required for performance of my work for the Company or as authorized in writing by the Company, I will not (a) use, disclose, publish or distribute any Confidential Information, Inventions and Works or Materials or (b) remove any Materials from the Company’s premises. I will hold all Materials in trust for the Company and I will deliver them to the Company upon request and in any event at the end of the Term. I will take all action necessary to protect the confidentiality of the Confidential Information, Inventions and Works or Materials including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying thereof.

2.5Disclosure Obligations. I will promptly disclose to the Company all Confidential Information, Inventions and Works, and Materials, as well as any business opportunity that comes to my attention during the Term and which relates to the business of the Company or which arises as a result of my employment or consulting relationship with the Company. I will not take advantage of or divert any such opportunity for the benefit of myself or anyone else either during or after the Term without the prior written consent of the Company. I agree that at the end of the Term I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Inventions and Works, Materials and other property belonging to the Company, its successors or assigns.

2.6Prior Inventions. I have attached as Exhibit A a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the Term (collectively referred to as “Prior Inventions”), which belong to me or in which I have an interest, which relate to the Company’s current or proposed business, products or research and development, and which are not assigned to the Company. I represent and warrant that this list is complete and accurate. If no such Prior Inventions exist, then I have written “none” on Exhibit A or left it blank. If Exhibit A is left blank or reads “none,” then I represent that there are no Prior Inventions. Notwithstanding the notice in Section 2.2, if, during the Term, I use any Prior Inventions with or incorporate any Prior Invention in any Confidential

Information, Inventions and Works or Materials into a Company product, process or machine, I hereby irrevocably grant to the Company, to the full extent of my rights in and to the same, a fully paid-up, perpetual, worldwide right and license to sublicense, disclose, offer, copy, distribute, import, make, have made, make derivative works of, use and otherwise exploit any trade secrets, copyrights, patents or other proprietary rights to the Prior Inventions belonging to me or a third party with such Confidential Information, Inventions and Works, or Materials.

Section 3.Nonsolicitation, Noncompetition, Etc.

3.1No Solicitation. During the Restricted Period, I will not induce, or attempt to induce, any employee or consultant of the Company to leave such employment or relationship to engage in, be employed by, perform services for, participate in or otherwise be connected with, either directly or indirectly, me or any enterprise with which I am in any way associated.

3.2No Breaches. My execution, delivery and performance of this Agreement and the performance of my other obligations and duties to the Company will not cause any breach, default or violation of any other employment, nondisclosure, confidentiality, consulting or other agreement to which I am a party or by which I may be bound. Attached as Exhibit B is a list of all prior agreements now in effect under which I have agreed to keep information confidential or not to compete or solicit employees of any Person. I will not use in performance of my work for the Company or disclose to the Company any trade secret, confidential or proprietary information of any prior employer or other person or entity if and to the extent that such use or disclosure may cause any breach, default or violation of any obligation or duty that I owe to such other person or entity (e.g., under any agreement or applicable law). My compliance with this Section 3.2 will not prohibit, restrict or impair the performance of my work, obligations and duties to the Company.

3.3Nondisparagement. During the Restricted Period, I will not (a) make any false, misleading or disparaging representations or statements with regard to the Company or the products or services of the Company to any third party or (b) make any statement to any third party that may impair or otherwise adversely affect the goodwill or reputation of the Company.

3.4Noncompetition. During the Restricted Period, I will not engage in, be employed by, perform services for, participate in the non-passive ownership, management, control or operation of, or otherwise be connected with or participate in any Competing Business or activity that is in any way competitive with the business or proposed business of the Company, including but not limited to businesses that engage in the development, design, manufacturing, and/or sale of functionally similar products and technologies to those of the Company. I agree that this restriction is reasonable for my employment with the Company, but further agree that should a court exercising jurisdiction with respect to this Agreement find any such restriction invalid or unenforceable due to unreasonableness, either in period of time, geographical area, or otherwise, then in that event, such restriction is to be interpreted and enforced to the maximum extent which such court deems reasonable. The Company, in its sole discretion, may determine to waive the noncompetition provisions of this Section 3.4. Any such waiver shall not constitute a waiver of any noncompetition or forfeiture provisions of any other agreement between the Company and me.

3.5Diversion of Company Business. During the Restricted Period, I will not divert or attempt to divert from the Company any business the Company enjoyed or solicited from its customers during the twelve (12) months prior to the end of the Term, nor will I solicit or attempt to induce any customer, supplier, partner or other person or entity with whom the Company has, or is attempting to establish, a commercial relationship to cease or refrain from doing business with the Company or to alter its relationship with the Company in any way adverse to the Company.

Section 4.Termination of Relationship

4.1Return of Company Property. I hereby authorize and specifically agree to allow the Company to deduct from my wages or other payments due me, the value of any property (including equipment, goods, or other items provided to me by the Company during my employment or consulting relationship) which I fail to return when requested to do so by the Company, provided that such deduction (a) does not exceed the cost of the item, (b) does not reduce my wages below minimum wage or overtime compensation below time and a half, (c) is not made for normal wear and tear on or nonwillful loss or breakage of the provided item(s), and (d) is accompanied with a list of all items for which deductions are being made. I agree that at the end of the Term I will deliver to the Company (and will not keep in my possession, re-create or deliver to anyone else) any and all Materials and other property belonging to the Company, its successors or assigns. I agree to sign and deliver a certificate to the Company as to my compliance with this paragraph.

4.2New Employer Information. At the end of the Term or at any time within six (6) months thereafter, if requested by the Company, I agree to provide the name of my new employer, if any, and I consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

Section 5.General Provisions

5.1At-Will Employment. This Agreement is not a contract of employment and no rights of employment are hereby created. Unless otherwise set forth in a written agreement signed by me and the Company, my employment with the Company (if I am an employee) is “at will” and may be terminated at any time, with or without cause, by me or the Company.

5.2Survival. The following provisions will survive the termination or expiration of this Agreement: Sections 1, 2, 3.1, 3.3, 3.4, 3.5 and 5.

5.3Specific Performance. In the event of any breach of or default under this Agreement by me, the Company may suffer irreparable harm and damages may not be an adequate remedy. In the event of any such breach or default, or any threat of such breach or default, the Company will be entitled to injunctive relief and specific performance. Further, in any legal action or other proceeding in connection with this Agreement (e.g., to recover damages or other relief), the prevailing party will be entitled to recover, in addition to any other relief to which it may be entitled, its reasonable attorneys’ fees and other costs incurred in that action or proceeding. The rights and remedies of the Company under this Section 5.3 are in addition to, and not in lieu of, any other right or remedy afforded to the Company under any other provision of this Agreement, by law or otherwise.

5.4Severability. This Agreement will be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision and (b) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement between the Company and me. If the invalidity or unenforceability is due to the unreasonableness of the scope or duration of the provision, the provision will remain effective for such scope and duration as may be determined to be reasonable.

5.5No Waiver. The failure of the Company to insist upon or enforce strict performance of any other provisions of this Agreement or to exercise any of its rights or remedies under this Agreement will not be construed as a waiver or a relinquishment to any extent of the Company’s rights to assert or rely on any such provision, right or remedy in that or any instance; rather, the same will be and remain in full force and effect.

5.6Entire Agreement. This Agreement shall be effective as of the date I execute the Agreement and shall be binding upon me, my heirs, executors, assigns and administrators. This Agreement sets forth the entire Agreement, and supersedes any and all prior agreements, between me and the Company with regard to the Confidential Information, Inventions and Works, Materials and Proprietary Rights of the Company. This Agreement is independent of any other written agreements between me and the Company regarding other aspects of my employment. This Agreement may not be amended, except in a writing signed by me and an authorized representative of the Company.

5.7Governing Law and Venue. This Agreement will be governed by the laws of the State of New York without regard to its choice of law principles to the contrary. I irrevocably consent to the jurisdiction and venue of the state and federal courts located in New York County, New York, in connection with any action relating to this Agreement. Further, I will not bring any action relating to this Agreement in any other court.

5.8Acknowledgement. I have carefully read all of the provisions of this Agreement and agree that (a) the same are necessary for the reasonable and proper protection of the Company’s business, (b) the Company has been induced to enter into and continue its relationship with me in reliance upon my compliance with the provisions of this Agreement, (c) every provision of this Agreement is reasonable with respect to its scope and duration and (d) I have received a copy of this Agreement.

This Agreement shall be effective as of 3/12/2020             .

NAME	ACCEPTED: MOHAWK GROUP, INC.
Pramod K C _______________________________ Signature _/s/ Pramod KC__________________ Passport No: […***…]_____________________	/s/ Yaniv Sarig________________________ Yaniv Sarig, CEO Mohawk Group, Inc.

_____________________________________________________

ASSIGNMENT AGREEMENT

_____________________________________________________

among

Mohawk Group, Inc.

and

Pramod K C

and

Shenzhen Mohawk Technology Ltd. Co

THIS ASSIGNMENT AGREEMENT (Agreement) is made on March 12, 2020 in United States of America (USA)

among

(1)	Mohawk Group, Inc. (Company), a company incorporated and registered in [ ] USA, with its registered office at 37 East 18th St. #7, NY, NY 10003;

and

(2)	Pramod K C (Assignee), a Nepalese citizen and having passport number […***…], with his residential address at […***…].

and

(3)

Shenzhen Mohawk Technology Ltd. Co (Local Entity), a company organized and existing under the laws of the People’s Republic of China (PRC) with its registered address at Room 502, No.1 Building Dachong Business Center (Phase II) No.9680 Shennan Road, Nanshan Shenzhen, China , Shenzhen PRC.

WHEREAS

A.

The Company and the Assignee entered into an employment agreement dated March 12, 2020 (Master Agreement), pursuant to which the Company hired the Assignee as a Chief Operating Officer.  The Master Agreement has been prepared under and governed by the laws of the state of New York, USA. The Company now wishes to assign the Assignee to its China subsidiary, the Local Entity, at the request of the Local Entity.

B.	The Assignee agrees to be assigned to work for the Local Entity.
C.	This Agreement addresses the specific details of the Assignee’s assignment to the Local Entity in Shanghai, PRC by the Company.
D.	This Agreement is the integral part of the Master Agreement and shall have same legal binding effect.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Term of Assignment

The term of the Assignee’s assignment by the Company to the Local Entity is two years and shall commence on June 1, 2020 and expire on June 1, 2022.  The term may be terminated by either party in accordance with the provisions hereof.

2.	Assignment

The Assignee acknowledges and agrees that:

2.1	his employment by the Company is a condition precedent to his assignment with the Local Entity;
2.2

he is hired by the Company and assigned to work for the Local Entity, and this Agreement shall not, in any event, be construed as an offer or an agreement of employment between the Local Entity and him; nor shall the assignment hereunder give rise to an employment relationship between the Assignee and the Local Entity in any circumstances whatsoever;

2.3

the Local Entity shall be entitled to determine the nature and scope of the Assignee’s work, and the Local Entity shall assume all relevant risks and responsibilities relating to such work by the Assignee;

2.4	the Local Entity is entitled, in consultation with the Company, to change his position and responsibilities based on his capabilities and performance; and
2.5

the Local Entity is entitled, in consultation with the Company, to relocate him to another place of work (inside or outside the PRC) from time to time, as determined in accordance with the Company’s and the Local Entity’s business or operational requirements.  Any housing costs that may be incurred as a result of such relocation shall be handled in accordance with the Company’s policies.

3.	Responsibilities and Working Hours
3.1

During the term of the employment and this Agreement, the Assignee shall exclusively devote his attention, energy and efforts to the performance of his duties and responsibilities in accordance with the lawful requirements of the Local Entity, and shall diligently and faithfully endeavor to promote the business and best interests of the Company and the Local Entity.  The Assignee’s job responsibilities shall include, without limitation, the following:

•	Help to set the strategic direction and tactical plans to advance the Company’s mission and objectives and to promote supply chain efficiency, especially in the sourcing organization.
•	Determine measures of success related to overall strategy and objectives and ensure alignment.
•	Establish and review activity reports, KPIs and financial statements.

•

Foster and leverage strong relationships with the suppliers and co-manufacturers in China; negotiate mutually beneficial contracts with a focus on long-term collaboration; ensure consistent delivery of high-quality products and services to customers, internal and external.

•	Develop and implement procedures, policies, and standards; assess, monitor, and manage the primary risks; ensure proper internal controls are in place.
•	Balance short-term and longer-term business needs; increase revenue without sacrificing profitability.
•	Advocate Aimee’s capabilities in the marketplace and develop accounts that will adopt the technology on a consistent basis; focus on generating repeat purchases and long-term contracts.
•	Build, develop, and motivate a capable and cohesive multi-function leadership team; organize the sourcing team appropriately to achieve growth.
•	Stay in close contact with other divisions within the company; build bridges among different teams to enable ideation and collaboration.
•	Maintain a team-oriented environment that promotes open discussions on important issues with a high level of personal commitment and accountability.
•	Ensure alignment and commitment to Company values, objectives and practices; Model behaviors that are consistent with Company values.
•	Play a leading role in developing and maintaining Company and Local Entity image and reputation in the marketplace.
3.2

The Assignee shall complete the stipulated tasks on time.  The quality of the Assignee’s work must satisfy the requirements of his position and the relevant mutual agreement between the Assignee and the Company.

3.3

During the term of this Agreement, the Assignee shall at all times perform his services for the Local Entity with the care, skill and diligence normally provided by a professional person during the performance of services of the type rendered hereunder.  The Assignee shall at all times exercise any discretion he may have in the best interest of the Local Entity and the

Company, and use his best endeavors to promote the interests and welfare of the Local Entity and the Company.
3.4

The Assignee shall be liable for any damage or loss caused to the Company (whether directly or due to damage or loss caused to the Local Entity) as a result of his negligence or serious violation of the Company’s or the Local Entity’s policies or by acting in excess of his authority.

3.5

The Assignee’s normal working hours shall be 9 a.m. to 5 p.m. daily Monday to Friday with a one (1) hour paid lunch break.  The Assignee understands and agrees that, due to the nature of his position and particular job duties, if the Assignee is unable to complete a task during normal working hours or in the event of any serious or emergency incident occurring during the course of the Local Entity’s daily operations, the Assignee shall use his best endeavors to complete the task or handle such incident, regardless of whether or not this involves working on weekends or holidays, and the Local Entity is not required to pay overtime.  If the Assignee works during anytime outside of the normal working hours, the Assignee acknowledges and agrees that he is working at his own discretion and not at the request of the Local Entity.

3.6

The Assignee must obey the Local Entity’s reasonable instructions and policies during the course of his work.  If the occurrence of any accident at work comes to his knowledge, the Assignee shall report the same to the Company’s CEO.

3.7	The Assignee shall report to the Company’s CEO, whom the Assignee shall, at all times, keep fully informed of his work and activities.
4.	Remuneration
4.1

The Assignee acknowledges and agrees that, during this work at the Local Entity, his salary shall be paid by the Company in accordance with the Master Agreement.  On this basis, during the term of the assignment, the Company will entrust the Local Entity to pay to the Assignee his salary in the amount of RMB 1,100,000 per year.

4.2

The Assignee acknowledges and agrees that, throughout his assignment to the Local Entity under this Agreement, his welfare and benefits entitlements shall be handled by the Company in accordance with the Master Agreement.

5.	Individual Income Tax and Social Insurance
5.1

The Assignee shall be responsible for any individual income tax payable on his salary and benefits under the laws of the USA and the PRC.  However, for the purpose of avoiding double taxation (where applicable), the Company will assist the Assignee in completing the relevant forms to evidence that his services were not rendered in any other country but the PRC, and the Local Entity shall reimburse the Assignee for the tax preparation expenses for PRC taxes.  All receipts must be provided.

5.2

Although there is no employment relationship between the Local Entity and the Assignee, the Local Entity is still obligated to contribute social insurance for the Assignee in Shenzhen in accordance with the relevant PRC law requirements.  For those contributions for which the Assignee is liable, the Local Entity will lawfully withhold the corresponding amount of money from the remuneration paid by the Local Entity to the Assignee as entrusted by the Company.

6.	Other Benefits
6.1

The Company and the Local Entity shall assist the Assignee with the application for the relevant legal documents, including but not limited to work visa, work permit and residence permit, in order for the Assignee to work legally in the PRC.

The Assignee acknowledges and agrees that the possession of a valid work visa and/or work permit issued by the relevant PRC authorities is a precondition to the validity of this Agreement.  If the work visa and/or work permit could not be secured from the relevant PRC authorities for any reason whatsoever, the Assignee will not be able to work for Local Entity and this Agreement may be terminated by the Company in accordance with Clause 9.2.8 below.

6.2

Subject to the Assignee complying with and satisfying any applicable requirements of the Local Entity’s insurers, the Assignee will be entitled to join the Local Entity’s standard medical insurance scheme, details of which will be provided to the Assignee separately.  The Local Entity may change the insurance policies at any time without notice to the Assignee.

7.	Expenses

Subject to the Local Entity’s rules and policies, the Local Entity shall reimburse the Assignee for all business-related expenses incurred by him, in a proper and reasonable manner, during the course of his duties under this Agreement.  Reimbursement is subject to the prior written consent of the Company’s Chief

Executive Officer and contingent upon the delivery of relevant original receipts confirming the expense claims.

8.	Statutory Holidays and Annual Leave
8.1	For the duration of this assignment, the Assignee is entitled to enjoy the statutory holidays of the PRC (and not concurrently those in the US).
8.2

The Assignee’s annual leave entitlement shall continue in accordance with the Master Agreement, but the contact person for notification of the Assignee’s intention to take annual leave during this assignment shall be the Company’s Chief Executive Officer.

8.3

The Assignee may not, without the prior written consent of the Company’s Chief Executive Officer, transfer any unused annual leave to a subsequent calendar year.  Paid annual leave shall generally be taken during the same year in which it is earned.  Any paid annual leave that has not been taken by the Assignee shall be deemed to have been automatically forfeited at the end of the year unless otherwise approved by the Company, in which case such balance may be carried forward to the following year.

9.	Termination
9.1

The Assignee agrees that this Agreement or his assignment to the Local Entity may be terminated at any time and for any reason by the Company, by means of serving the Assignee with two (2) months’ written notice for any reason or paying two (2) months’ base salary in lieu of notice.

9.2	Notwithstanding anything contained in this Agreement to the contrary, the Local Entity may terminate this Agreement immediately without prior notice if any of the following occurs:
9.2.1

where the Assignee commits misconduct or any conduct tending to bring himself, the Local Entity or the Company into public disgrace or disrepute, or any serious breach or non-observance of any of the conditions of this Agreement;

9.2.2	where the Assignee commits a serious misconduct of the Local Entity’s or the Company’s prescribed code of conduct or work policies and procedures;
9.2.3	where the Assignee commits a dereliction of his duties or practice graft or favoritism;

9.2.4	where the Assignee is found to have misrepresented his qualifications and/or experience to the Company and/or the Local Entity;
9.2.5

the committing or conviction of a felony (or equivalent crime) or crime involving moral turpitude or the committing of any act involving dishonesty or fraud under the laws of any jurisdiction applicable to the Local Entity or the Company;

9.2.6	substantial and repeated failure to perform duties within the scope of duties as reasonably and lawfully directed by the Local Entity or the Company;
9.2.7	gross negligence or willful misconduct with respect to the Local Entity or the Company;
9.2.8	where the Assignee fails to secure a valid work visa and work permit from the relevant PRC authorities for any reason whatsoever; or
9.2.9

any other material breach of this Agreement by the Assignee, which is not rectified within 3 calendar days after his receipt of a written notice alerting the Assignee thereof.  Each case will be determined by the good faith judgment of the Local Entity.

Any termination that is not for any reason set forth in Clause 9.2 shall be automatically deemed a termination pursuant to Clause 9.1.

9.3

As stipulated in Clause 2.1 above, the Assignee’s employment by the Company is a condition precedent to his assignment with the Local Entity under this Agreement.  For the avoidance of doubt, if the Master Agreement is terminated for whatsoever reason, this Agreement shall be terminated simultaneously.

9.4

The Assignee acknowledges and warrants that, upon the termination of this Agreement for any reason, the Company shall, at its sole discretion, request the Assignee to return to his home country.  Upon receipt of the Company’s notice, the Assignee must return to his home country within 14 days.  The Assignee further represents and warrants that, prior to leaving the PRC, the Assignee shall return his original work and residence permits for the Local Entity to handle the de-registration procedures for him in accordance with PRC law.  In addition, the Assignee shall complete all work handover procedures and promptly return all property of the Local Entity which is in his possession.

9.5

In the event that the Assignee resigns, unless a shorter period is mutually agreed in writing by the Assignee and the Assignee’s direct supervisor, the Assignee must provide at least a sixty (60) days’ written notice.  In such situation, the Assignee shall also be required to complete all work handover procedures and promptly return all property of the Company and/or the Local Entity (including his original work permit) which is in his possession.

9.6

Any legal consequences arising from the Assignee’s failure to return his original work and residence permits to the Local Entity for the de-registration of such permits with the relevant authorities as well as arising from his illegal stay in the PRC, shall be wholly assumed by the Assignee.  Where his illegal stay in the PRC causes any losses or damage to the Local Entity and/or the Company, the Assignee undertakes that he shall be fully responsible to indemnify the Local Entity and/or the Company.

10.	Confidential / Proprietary Information
10.1	Confidentiality
10.1.1

The Assignee hereby covenants and undertakes that the Assignee will not make use of, divulge or communicate to any person (save in the proper performance of the Assignee’s duties under this Agreement) any of the trade secrets or other confidential information of or relating to the Company, the Group Company and the Local Entity, which the Assignee receives or obtains while in the employment of the Company or assignment to the Local Entity.  This restriction shall continue to apply after the termination of Assignee’s employment and/or his assignment hereof without limit in point of time.

In this Agreement, “Group Company” shall mean any affiliates, subsidiary or holding company of the Company or any subsidiary or affiliates of such holding company, and the Local Entity.

10.1.2

The term “confidential information” shall mean any information pertaining to the business of the Company, the Group Company and the Local Entity, or their clients, including in particular but not limited to, intellectual capital, business secrets, employees or officers, resources and methods, operational information, financial results, plans, compensation structures, strategies, on-line database, or any information which the Assignee have been told is confidential or which the Assignee might reasonably expect the Company, any Group Company and the Local Entity would regard as confidential, or any information which has been given to the Company, any Group Company and the Local Entity in confidence by clients or other persons.  The obligations contained in this clause shall not apply if disclosure has been permitted in writing or the Assignee is obliged to disclose such information under applicable law, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of his employment by the Company or this Agreement other than by way of unauthorised disclosure.

10.2	Intellectual Property
10.2.1

Where in the rendering of the duties related to the Assignee’s job position, the Assignee develops inventions, industrial designs, copyright works or any other kind of creation from which intellectual property rights arise, (hereinafter, the “Works”), the Assignee shall immediately inform the Company or the Local Entity in writing, providing all data and reports relating thereto that are at the Assignee’s disposal.

10.2.2

The Assignee represents and acknowledges that the Works were made within the framework of his employment with the Company or during the term of this assignment; hence they belong exclusively to the Company, the Local Entity and/or the relevant Group Company.  Likewise, the Assignee represents and acknowledges that the Assignee has no right to an additional remuneration for the making of such Works, since such activity is compensated with the salary agreed.

10.2.3

The Assignee undertakes to execute any and all public or private instruments necessary, or that the Company, the Local Entity and/or the relevant Group Company deems convenient, for the effective transfer of the rights over the Works to the Company, the Local Entity and/or the relevant Group Company, the registration of the Works in the corresponding Registries and any act of disposal over the Works, even after the termination of this Agreement.  Likewise, the Assignee undertakes to assist the Company, the Local Entity and/or the relevant Group Company or its designee in every proper way to secure the Company, the Local Entity and/or the relevant Group Company’s rights over the Works, and its protection against infringement by third parties, even after the termination of this Agreement.  The expenses arising from the activities referred to in this paragraph will be borne by the Company, the Local Entity and/or the relevant Group Company.
11.	Code of Conduct

The Assignee shall abide by the internal rules and regulations (Handbook) of the Local Entity, which may be adopted or amended by the Local Entity periodically (for the avoidance, unless otherwise provided, the Assignee will not be entitled to those benefits and other provisions in the Handbook which are only applicable to employees of the Local Entity).  All policy changes shall be communicated to the staff via internal notices or other written correspondence.

12.	Outside Employment
12.1

The Assignee will not at any time (except with the prior written consent of the Company) whilst employed by the Company and assigned to the Local Entity, directly or indirectly, be engaged, concerned or interested in, whether on his own behalf or on behalf of any person, firm or company, any trade or business (hereinafter, the “Other Concern”), by working for, advising or otherwise assisting the Other Concern (whether as a top executive or independent contractor or otherwise) or by promoting, financing or investing in the business or shares of the Other Concern.

12.2

During the term of this Agreement, the Assignee shall not place himself in a position which is in conflict with or may appear to be in conflict with the interests of the Company, any Group Company or the Local Entity, and the Assignee shall not (except with the prior sanction of a resolution of the Board) be directly or indirectly employed, engaged, concerned or interested in any other business or undertaking.

13.	Obligations upon Termination
13.1	Upon the termination of his employment with the Company or assignment hereunder for whatever reason, the Assignee shall:
13.1.1

deliver to the Company or the Local Entity all keys, documents, including all those documents detailed in Clause 10 (including any computer material such as discs and tapes) and all copies thereof and any other property belonging to the Company or the Local Entity which may be in his possession or under his control, which relates in any way to the business or affairs of the Company or the Local Entity, or its clients.  The Assignee shall also not, without written consent of the Company or the Local Entity, retain, copy, transfer or delete any copies thereof.  All of the above properties shall be returned in good repair and in working condition, allowing for ordinary wear and tear;
13.1.2	if so requested, send to the Company or the Local Entity, a signed statement confirming that the Assignee has complied with Clause 13.1.1 above; and
13.1.3	never present himself as a current employee of the Company or the Local Entity.
14.	Data Protection
14.1

The Assignee hereby acknowledges and agrees that the Local Entity can collect, use, process, transfer (onshore or offshore) and/or disclose personal data relating to the Assignee (hereinafter, the “Personal Data”) to ensure compliance with this Agreement and its legal obligations.  The Local Entity will, from time to time, ask the Assignee to review and update any Personal Data it holds.

14.2

The Assignee understands and expressly accepts that the Local Entity may make available the Assignee’s Personal Data to any Group Company operating internationally or the Company for reporting and group administration purposes, as well as to legal and regulatory authorities (including tax authorities), to future employers and potential purchasers of the Local Entity or any of its assets or business, to its accountants, auditors, lawyers, insurers and other outside professional advisers, and to providers of products or services to the Local Entity.

15.	Money Withheld

The Company or the Local Entity may withhold from the Assignee any amount of money payable to the Assignee hereunder, or other amounts that the Company or the Local Entity may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

16.	Applicable Law

This Agreement is subject to the laws of the state of New York, USA and the parties hereby agree to submit to the non-exclusive jurisdiction of the courts in the laws of the state of New York, USA.

17.	Severability

If any provision of this Agreement is held by any court of competent jurisdiction to be invalid or unenforceable in whole or in part, but would be enforceable if some of its wording were deleted, it shall apply with such deletions as are necessary to make it enforceable.  In the event that such provision is nonetheless still unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.

18.	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the Assignee’s assignment to the Local Entity and supersedes any prior understandings, discussions, negotiations or agreements.  This Agreement may not be amended or supplemented except by written agreement signed by the duly authorized representatives of both the Assignee and the Company or the Local Entity.

19.	Language

This Agreement is prepared in in English.

IN WITNESS WHEREOF this Agreement has been signed by the parties on the date first specified above.

For and on behalf of
Mohawk Group, Inc.

Signature:/s/ Yaniv Sarig

Name:Yaniv Sarig

Title:Chief Executive Officer

Pramod K C

Signature:/s/ Pramod K C

Name:Pramod K C

For and on behalf of
Shenzhen Mohawk Technology Ltd. Co

Signature:/s/ Yaniv Sarig

Name:Yaniv Sarig

Title:Director and Chief Executive Officer